Exhibit 15.2

Cool Company Ltd.
2nd floor, S.E. Pearman Building
9 Par-la-Ville Road
Hamilton HM11
Bermuda

14th February 2023

Ladies and Gentlemen:

Reference is made to the registration statement on Form 20-F (the “Registration Statement”), relating to the listing of Cool Company Ltd. (the “Company”), to be filed with the with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the listing of common shares of the Company.

We have reviewed the section in the Registration Statement entitled “Industry” and believe that it accurately describes the international LNG shipping market as of the date of this registration statement. We further advise that our role has been limited to the review of the section referenced above and the provision of statistical and other information (the “Shipping Information”) supplied by us. With respect to such Shipping Information and statistical data we advise you that:

•	some information in Clarksons Research’s database is derived from estimates or subjective judgments;

•	the published information of other maritime data collection agencies may differ from this data; and

•	while we have taken reasonable care in the compilation of the Shipping Information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to (i) the use of the graphical and statistical information supplied by us as set forth in the Registration Statement, including, without limitation, such information contained under the section of the Registration Statement entitled “Industry”, (ii) the references to our company in the Registration Statement, (iii) the naming of our company as an expert in the Registration Statement, and (iv) the filing of this letter as an exhibit to the Registration Statement to be filed with the United States Securities and Exchange Commission pursuant to the Exchange Act.

/s/ S.J. Gordon	/s/ W. Holmes
For and on behalf of	For and on behalf of
Clarkson Research Services Limited	Clarkson Research Services Limited
Name: S. J. Gordon	Name: W. Holmes
Designation: Director	Designation: Director

Clarkson Research Services Limited
Registered office: Commodity Quay | St Katharine Docks | London | E1W 1BF | United Kingdom | England No. 1944749
T: +44 (0) 20 7334 0000
clarksons.com

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